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Contact:  Ms. Betty J. Long
          President
          (606)  234-1440
                                          FOR IMMEDIATE RELEASE

                                          Date: January 14, 1997


            KENTUCKY FIRST BANCORP, INC. ANNOUNCES
                   STOCK REPURCHASE PROGRAM

     Cynthiana, Kentucky. Kentucky First Bancorp, Inc. (AMEX:KYF) announced today that it is commencing a stock repurchase program to purchase up to 69,431 shares of the Company's common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company.

     Betty J. Long, President and Chief Executive Officer of the Company, stated that the Board of Directors and the Office of Thrift Supervision have authorized the repurchase program. Ms. Long explained that the Board of Directors considers the Company's common stock to be an attractive investment.

     According to Ms. Long, the repurchases would be effected through open market purchases.

     Kentucky First Bancorp, Inc. is the holding company for First Federal Savings Bank, which conducts business through two banking offices in Cynthiana, Kentucky.